Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of our reports dated April 21, 2017, relating to (1) the consolidated financial statements and financial statement schedule of Noah Holdings Limited and subsidiaries (the “Group”) (which report expresses an unqualified opinion and includes an explanation paragraph regarding the translation of Renminbi amounts into U.S. dollars for the convenience of the readers in the United States of America), and (2) the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2016.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

December 29, 2017